AMENDMENT NUMBER 2 TO THE FOURTH AMENDED AND RESTATED
TRANSFER AGENCY AND SERVICE AGREEMENT
This Amendment, dated as of July 1, 2011, is made to the Fourth Amended and Restated Transfer Agency and Service Agreement dated July 1, 2010, (the “Agreement”) between AIM International Mutual Funds (Invesco International Mutual Funds) (the “Fund”) and Invesco Investment Services, Inc. (the “Transfer Agent”) pursuant to Article 11 of the Agreement.
WITNESSETH:
     WHEREAS, the parties desire to amend the Agreement to lower the per account fee by $1.00.
     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows;
Schedule A of the Agreement is hereby amended and restated to read in its entirety as set forth below:
“SCHEDULE A
1. Retail Share Classes
     Open Account Fee. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts holding Class A, A2, A5, B, B5, C, C5, P, R, R5, S, Y, Invesco Cash Reserve and Investor Class Shares, as applicable, that are open during any monthly period at a rate of (i) $18.60 per annum less (ii) the aggregate amount of Small Account Fees collected by the Transfer Agent.
     Closed Account Fee. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts which previously held Class A, A2, A5, B, B5, C, C5, P, R, R5, S, Y, Invesco Cash Reserve and Investor Class Shares, as applicable, that were closed during any monthly period at a rate of $0.70, to be paid for twelve months following the date on which an account was closed.
     Small Account Fee. The Transfer Agent may collect on behalf of each shareholder account holding Class A, A2, A5, B, B5, C, C5, P, R, R5, S, Y, Invesco Cash Reserve and Investor Class Shares, as applicable, serviced directly by the Transfer Agent where the account balance is $750, or such amount as may be adjusted by the Transfer Agent for any year depending on various factors, including market conditions (a “Small Account”), a Small Account Fee of $12 per annum The Transfer Agent agrees to use its best efforts to collect on behalf of each Small Account serviced by third parties pursuant to omnibus account service or sub-accounting agreements, a Small Account Fee of $12 per annum. Decision by the Transfer Agent to charge or not charge the Small Account Fee generally will be applied uniformly across a share class of the Funds. The Small Account Fee shall be determined, collected and subject to any exceptions as set forth in the most recent prospectus for each Portfolio of the Fund.
     Determining Number of Billable Accounts. The Open Account Fee and the Closed Account Fee shall be paid only with respect to accounts serviced directly by the Transfer Agent and not with respect to accounts serviced by third parties pursuant to omnibus account service or sub-accounting agreements, as provided in Section 2.04 of the Agreement. Notwithstanding that the Transfer Agent does not collect an Open Account Fee on accounts serviced by third parties pursuant to omnibus account service or sub-accounting agreements, any Small Account Fees collected on such accounts shall be subtracted as provided above under “Open Account Fee.”
     Billing of Fees. Both the Open and Closed Account Fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.
2. Institutional Share Classes
     Accounts Serviced by the Transfer Agent. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of the Institutional Class Shares of each Portfolio to pay the Transfer Agent a fee equal to $2.00 per trade executed, to be billed monthly in arrears.
     Cap on Transfer Agency Fees and Expenses. The Transfer Agent agrees to waive the right to collect any fee or reimbursement to which it is entitled hereunder to the extent that collecting such fee or reimbursement would cause the fees and expenses incurred hereunder by the Institutional Class Shares of any given Portfolio to exceed 0.10% of the average net assets attributable to such Class of such Portfolio.
3. Investment Credits
     The total fees due to the Transfer Agent from all funds affiliated with the Fund shall be reduced by an amount equal to the investment income earned by the Transfer Agent, if any, on the balances of the disbursement accounts for those funds. Such credits shall first be allocated to the Institutional Class, if any, of a Portfolio based upon the number of accounts holding shares of such Class relative to the total number of accounts holding all Classes of shares in the Portfolio. The Portfolio’s remaining fiscal year-to-date credits shall be allocated among accounts holding Class A, A2, A5, B, B5, C, C5, P, R, R5, S, Y, Invesco Cash Reserve and Investor Class Shares, as applicable, on the basis of fiscal year-to-date average net assets.
4. Out-of-Pocket Expenses
     The Fund shall reimburse the Transfer Agent monthly for applicable out-of-pocket expenses relating to the procurement of the following goods and services, as they relate to the performance of the Transfer Agent’s obligations set forth in Article I of the Agreement, including, but not limited to:
(a)	Remote access, license and usage charges paid by the Transfer Agent for use of shareholder record keeping and related systems provided by DST Systems, Inc., and used by the Transfer Agent to service Shareholder accounts, including but not limited to:
(i)	TA2000®, the record keeping system on which records related to most Shareholder accounts will be maintained;

(ii)	TRAC2000®, the record keeping system on which records related to Shareholder accounts held by and through employer-sponsored retirement plans are maintained;

(iii)	Automated Work DistributorTM, a document imaging, storage and distribution system;

(iv)	Financial Access Network, a computer system and related software applications which will provide the necessary interfaces to allow customers to access account information residing on the TA2000 and TRAC2000 systems through invesco.com;

(v)	PowerSelectTM, a reporting database that the Transfer Agent can query to produce reports derived from Shareholder account data residing on the TA2000 and TRAC2000 systems; and

(vi)	Client specific system enhancements.
(b)	Computer and data processing and storage equipment, communication lines and equipment, printers and other equipment used in connection with the provision of services hereunder, and any expenses incurred in connection with the installation and use of such equipment and lines.

(c)	Microfiche, microfilm and electronic image scanning equipment.

(d)	Electronic data and image storage media and related storage costs.

(e)	Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors.

(f)	Telephone and telecommunication costs, including all lease, maintenance and line costs.

(g)	Programming costs, system access and usage fees, electronic presentment service fees, data and document delivery fees, and other related fees and costs which relate to the printing and delivery of the following documents to Shareholders and to each Shareholder’s broker of record:
(i)	Investment confirmations;

(ii)	Periodic account statements;

(iii)	Tax forms; and

(iv)	Redemption checks.
(h)	Printing costs, including, without limitation, the costs associated with printing stationery, envelopes, share certificates, checks, investment confirmations, periodic account statements, and tax forms.

(i)	Postage (bulk, pre-sort, ZIP+4, bar coding, first class), certified and overnight mail and private delivery services, courier services and related insurance.

(j)	Certificate insurance.

(k)	Banking charges, including without limitation, incoming and outgoing wire charges and charges associated with the receipt and processing of government allotments.

(l)	Check writing fees.

(m)	Federal Reserve charges for check clearance.

(n)	Rendering fees.

(o)	Audit, consulting and legal fees which relate to the provision of service hereunder.

(p)	Shareholder information and education mailings, including, but not limited to, periodic shareholder newsletters and tax guides.

(q)	Duplicate services.

(r)	Such other miscellaneous expenses reasonably incurred by the Transfer Agent in performing its duties and responsibilities.

(s)	Due diligence mailings.

(t)	Ad hoc reports.

(u)	Fees and expenses assessed by third-party service providers in connection with the compilation and delivery of shareholder transaction data requested by the Transfer Agent in connection with its administration of the Fund’s Rule 22c-2 compliance program.
     The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing. In addition, the Fund will promptly reimburse the Transfer Agent for any other unscheduled expenses incurred by the Transfer Agent whenever the Fund and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent as part of its duties and obligations under the Agreement.
     Out-of-pocket expenses incurred by the Transfer Agent hereunder shall first be allocated among the series portfolios of the Invesco Funds based upon the number of open accounts holding shares in such portfolios. Such out-of-pocket expenses that have been allocated to a Portfolio shall be further allocated to the Institutional Class, if any, of such Portfolio based upon the number of accounts holding shares of such Class relative to the total number of accounts holding shares of all Classes in the Portfolio. The remaining amount of the Portfolio’s fiscal year-to-date out-of-pocket expenses shall be further allocated among accounts holding Class A, A2, A5, B, B5, C, C5, P, R, R5, S, Y, Invesco Cash Reserve and Investor Class Shares, as applicable, on the basis of fiscal year-to-date average net assets.
5. Definitions
     As used in this Fee Schedule, “Invesco Funds” shall mean all open-end investment companies and their series portfolios, sponsored by Invesco Advisers, Inc.”
     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)
By:	/s/ John M. Zerr
	Name:	John M. Zerr
	Title:	Senior Vice President

ATTEST:
/s/ Vilma Valdez
Assistant Secretary

INVESCO INVESTMENT SERVICES, INC.
By:	/s/ William J. Galvin, Jr.
	Name:	William J. Galvin, Jr.
	Title:	President

ATTEST:
/s/ Vilma Valdez
Assistant Secretary